                                                                      Exhibit 99


                                                                    News Release


Press Contact:    Gregory Reaves        Investor Contact:          Laura Jordan
                  (908) 423-6022                                 (908) 423-5185


             INNOVATIVE MEDICINES DRIVE REVENUE AND EARNINGS GROWTH,
                              MERCK TELLS ANALYSTS

                       Merck's Growth Strategy Is On Track

WHITEHOUSE STATION, N.J., Dec. 9, 1999 - Strong sales of several key products, including Vioxx, are fueling Merck's growth, and growth rates are expected to remain competitive with those of the leading health care companies through the year 2002, Merck Chairman, President and CEO Raymond V. Gilmartin told 300 securities analysts today at the annual business briefing.

Mr. Gilmartin reaffirmed that Merck's growth strategy, which is based on breakthrough research, has produced 15 innovative medicines since 1995, "all of which are meeting or beating the Company's expectations." He noted that Merck's internal research capability, complemented by external collaborations, excellent capabilities in manufacturing and marketing, and Merck-Medco's proven health management solutions will help maintain the Company's record of success.

Given our progress on all these fronts, including the pursuit of pediatric extensions to extend market exclusivity on a number of products, "we are confident in our ability to deliver earnings growth rates competitive with the other leading health care companies through the year 2002, notwithstanding the expiration of several patents during this period," Mr. Gilmartin said.

Joining him in detailing the Company's performance were: David W. Anstice, President, Human Health - The Americas; Per Wold-Olsen, President, Human Health
- Europe, Middle East & Africa; Per G. H. Lofberg, President, Merck-Medco Managed Care, and Edward M. Scolnick, M.D., President, Merck Research Laboratories, and Executive Vice President, Science and Technology.

Five Key Medicines Pave the Way for Growth

Vioxx, Merck's newest product, along with Zocor, Fosamax, Singulair and Cozaar/Hyzaar are well-positioned to be important drivers of future growth, Mr. Gilmartin said.

After only 28 weeks on the U.S. market, Vioxx, the once-a-day, anti-inflammatory COX-2 specific inhibitor (a coxib*) to treat the signs and symptoms of osteoarthritis and relieve acute pain, is Merck's "biggest, fastest and best prescription drug launch ever," Mr. Anstice said. Vioxx is gaining ground as the "coxib of choice," achieving more than 40% of new U.S. prescriptions in its class. To date, Merck has launched Vioxx in more than 30 countries and it was the first coxib to receive mutual recognition approval for marketing in all the European Union countries. The initial uptake of Vioxx in the United Kingdom, Sweden and Germany -- the only E.U. countries where the product has been launched -- has been excellent. Within 14 weeks on the market in Switzerland, Vioxx achieved more than a 50% share of the coxib class. Merck is also evaluating Vioxx for the treatment of rheumatoid arthritis and the prevention and treatment of Alzheimer's disease, and will be studying the medicine's ability to help prevent colon cancer.

Singulair had the most successful launch of any asthma medicine in history. Introduced just last year in the U.S., this once-daily tablet for asthma management has become the third-largest prescription medicine for the control of asthma and the leading medicine in the leukotriene antagonist class. Singulair is approved for adults and for children as young as six, and the Company has filed an application with the U.S. Food and Drug Administration (FDA) to extend the medicine's use to children as young as two years.

Fosamax continues to be the leading therapeutic agent specifically for the prevention and treatment of osteoporosis in postmenopausal women with the broadest range of therapeutic indications and target patient populations. Fosamax has been shown to reduce fractures of the spine and hip by 50% in postmenopausal women.



*The World Health Organization has adopted "coxibs" as the new name for a class of medicines formerly known as COX-2 specific inhibitors.

Earlier this year, Fosamax became the first agent approved by the FDA for the treatment of glucocorticoid-induced osteoporosis in both men and women. Merck plans to file with the FDA for a new indication for male osteoporosis, as well as for approval of a once-weekly dosage form, which we believe will be a breakthrough in patient convenience and compliance. Last week, Merck received a U.S. patent that covers the use of bisphosphonate drugs, such as Fosamax, in once-weekly dosing to treat and prevent osteoporosis.

Zocor, the world's leading statin medicine, continued its strong growth in 1999. This is attributed, in part, to the proven ability of Zocor to not only significantly lower "bad" cholesterol (LDL) and triglycerides, but also to increase levels of "good" cholesterol (HDL). In August, the FDA approved Zocor as the first cholesterol-modifying drug in the statin class indicated to increase levels of HDL in people with high levels of LDL. New published studies have confirmed that low HDL levels are a significant cardiovascular risk factor.

Cozaar and Hyzaar rank among Merck's fastest-growing products. Together, they are the world's most widely prescribed medicines in the angiotensin II antagonist class for the treatment of hypertension. To expand utility of Cozaar to other patients who may benefit from its use, the Company has a number of major trials under way in various patient populations, including people with diabetes and patients who have suffered heart attacks.

Other products playing key support roles in Merck's success include Crixivan for HIV/AIDS, Maxalt for migraines, Propecia for male pattern hair loss, Aggrastat for unstable angina, Cosopt and Trusopt for glaucoma, and the recently introduced vaccines -- Varivax to prevent chickenpox; Vaqta to prevent hepatitis A; and Comvax to prevent both haemophilus influenzae type b and hepatitis B infections.

Proven Ability to Demonstrate the Value of Our Medicines

"The landmark clinical trials we conduct," Mr. Gilmartin said, "show how our innovative medicines save lives, reduce the burden of disease, and help replace more expensive medical treatments. The acceptance of our new drugs on managed care formularies and the rate at which they are approved for reimbursement in heavily regulated markets such as Europe -- at prices that reflect their value -- are solid proof that we can demonstrate the value of our medicines to patients, health care providers, managed care organizations and governments."

Mr. Wold-Olsen said, in Europe, Merck grew faster than the market and remains the largest U.S.-based pharmaceutical company, amidst a difficult regulatory environment and industry mergers. He noted that in Europe -- as in other regions -- the Company is working with policymakers and legislators to help create a positive environment for innovative pharmaceuticals and to better communicate the value of our products.

Merck-Medco Delivers Health Management Solutions

Per Lofberg reported that Merck-Medco strengthened its position as the nation's leading pharmacy benefits manager. "Sustained customer satisfaction through effective drug cost containment, disease management programs, and superior technology enhancements has fueled Merck-Medco's growth," he said. In October, Merck-Medco and CVS Corporation announced that the two companies formed a strategic alliance to collaborate on enhanced internet, retail and specialty pharmacy services for Merck-Medco's 51 million plan members. Merck-Medco's online prescription service, Merck-Medco.com, is the world's largest internet prescription pharmacy, dispensing more than 50,000 prescriptions per week and growing.

Investing in Our Growth Strategy

"Merck's growth strategy in breakthrough research, internal growth, and managed pharmaceutical care continues to pay off," Mr. Gilmartin said. "Given our results to date and our excellent potential for the future, we believe that the best way to continue to create value for our shareholders is to invest in internal growth, rather than expand through mergers and major acquisitions."

In 1999, Merck made capital investments of about $2.3 billion in production capacity and research facilities throughout the world, and increased its global sales force and marketing capabilities. The Company is complementing its internal investments in research through initiatives with biotech companies to ensure that Merck is on the leading edge of select therapeutic categories. Last month, Merck completed its acquisition of SIBIA Neurosciences, a California-based biotech firm, to expand its neuroscience research. Through all these research expansions and investments, Merck has increased the capacity of its basic research by 50% in the past five years. Merck plans to increase its research investment to approximately $2.4 billion in the year 2000, approximately 15% over the projected 1999 amount.

Merck's Growth Strategy Is Working

New and recently introduced drugs are accounting for an increasingly large percentage of the Company's total revenues, while the Merck medicines that will lose patent protection (in 2000-2001) continue to decline in significance.

Mr. Gilmartin said the Company is comfortable with the range of earnings per share (EPS) estimates for the full year 2000 of $2.71 to $2.81 and that it would be reasonable to expect earnings to be at the upper portion of this range. Analysts estimate that Merck's 2000 EPS will be $2.65 to $2.81.

He also reiterated Merck's 1999 EPS guidance of $2.43 to $2.46.

Promise of Merck's Pipeline

Dr. Scolnick said that Merck continues to pursue high potential drugs - truly innovative medicines that are unique-in-class. He reaffirmed the Company's research commitment to diseases that affect large populations in therapeutic areas where new or better treatments are needed, such as cancer, depression and diabetes.

Dr. Scolnick discussed promising late-stage compounds (Phase IIb and beyond) including: MK-663, Merck's second entry into the coxib class, for osteoarthritis, rheumatoid arthritis and pain; Cancidas, a once-a-day intravenous antifungal compound that in clinical trials has demonstrated a good safety and tolerability profile; MK-944A, which combines a new protease inhibitor with Crixivan into a single capsule for more convenient dosing; MK-826, a long-acting, injectable carbapenem antibiotic with activity against a wide range of bacteria; a substance P antagonist compound (MK-869) for chemotherapy-induced emesis; and a second substance P antagonist compound for depression.

Dr. Scolnick discussed two vaccines in clinical development: a human papillomavirus (HPV) vaccine for treatment and prevention of genital warts and cervical cancer; and a rotavirus vaccine to prevent infant diarrhea and dehydration. He also highlighted an insulin-sensitizing compound for type II diabetes licensed from Kyorin.

Merck & Co., Inc. is a global, research-driven pharmaceutical company that discovers, develops, manufactures and markets a broad range of human and animal health products, directly and through its joint ventures, and provides pharmaceutical benefit services through Merck-Medco Managed Care.

This press release contains "forward-looking statements" as that term is defined in the Private Securities Litigation Reform Act of 1995. The forward-looking statements include Mr. Gilmartin's statements regarding the Company's expected growth rates and Mr. Gilmartin's and Dr. Scolnick's statements regarding Merck's product pipeline. No forward-looking statement can be guaranteed and actual results may differ materially from those projected. Additional detailed information concerning a number of factors that could cause actual results to differ materially is readily available in Item 1 of the Company's Annual Report on Form 10-K for the year ended December 31, 1998, and in its periodic reports on Form 10-Q and 8-K (if any). Copies of this Form 10-K are available on request directed to Merck's Office of Stockholder Services.

                                    # # #